Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Stock Incentive Plan of Voyager Therapeutics, Inc. of our reports dated March 11, 2025, with respect to the consolidated financial statements of Voyager Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Voyager Therapeutics, Inc. as of December 31, 2024 included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 9, 2025